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                                                                     EXHIBIT 4.5


                                AMENDMENT NO. 2
                                       TO
                                RIGHTS AGREEMENT


        This Amendment No. 2 to the Rights Agreement (this "Amendment"), effective as of February 5, 2004 is between Delphax Technologies, Inc., a Minnesota corporation (the "Company"), and Wells Fargo Bank Minnesota, N.A., as rights agent (the "Rights Agent").

        WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of March 22, 2002 (the "Rights Agreement"); and

        WHEREAS, Section 27 of the Rights Agreement permits the amendment of the Rights Agreement by the Company;

        WHEREAS, pursuant to a resolutions duly adopted on January 12, 2004, the Board of Directors of the company has authorized the amendment of the Rights Agreement as set forth below; and

        WHEREAS, the Board of Directors of the Company has determined that such amendment is desirable and is consistent with the objectives of the Board of Directors in connection with the original adoption of the Rights Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereby agree as follows:

        1. Amendment of Section 1(a). Section 1(a) of the Agreement is hereby amended in full and replaced in its entirety by the following:

                 "(a) "Acquiring Person" shall mean any Person, other than an Exempted Person, as defined below, (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, (ii) any wholly owned Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or (iv) any entity holding Common Shares for or pursuant to the terms of any such plan described in clause
        (iii) of this sentence. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of the Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person, together with all Affiliates or Associates of such Person, shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share acquisitions by the Company, and if such Person or such Person's Affiliates or Associates, after such share acquisitions by the Company, shall

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        become the Beneficial Owner of any additional Common Shares of the
        Company, and, immediately after becoming the Beneficial Owner of such additional Common Shares, such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, then such Person (unless such Person shall be (1) the Company, (2) any wholly owned Subsidiary of the Company, (3) any employee benefit plan of the Company or of any Subsidiary of the Company, or (4) any entity holding Common Shares for or pursuant to the terms of any such plan described in clause
        (3) of this sentence) shall be deemed an "Acquiring Person." An entity other than the Company or any wholly owned Subsidiary of the Company holding Common Shares for or pursuant to the terms of an employee benefit plan of the Company or of any Subsidiary of the Company and in addition being the Beneficial Owner of Common Shares that are not held for or pursuant to the terms of any such plan shall be deemed to constitute an Acquiring Person, notwithstanding anything herein stated, if, but only if, it, together with its Affiliates and Associates, shall be the Beneficial Owner of 15% or more, exclusive of those Common Shares held by it for or pursuant to the terms of any such plan, of the Common Shares then outstanding. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person" or
        (B) such Person was aware of the extent of its Beneficial Ownership but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement), and without any intention of changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

        2. Addition of Section 1(p). Section 1(p) of the Agreement is hereby amended to read as follows:

                 "(p) "Exempted Person" shall mean:

                          (i) the persons known as of the date hereof as
                 (Annette J. Brenner and Fred H. Brenner (collectively and individually, the "Brenners"), unless and until such time as
                 (1) the Brenners, together directly or indirectly, becomes the Beneficial Owner of more than the lesser of (X) 19.9% of the Common Shares then outstanding, or (2) the Brenners breach, and the board of directors of the Company determines that the Brenners have breached, any terms and conditions of that certain Agreement dated as of the date hereof among the Company and the Brenners, in which case the Brenners shall cease to be an "Exempted Person"; and

                          (ii) Tate Capital Partners Fund, LLC, ("Tate
                 Capital"), and its affiliates who are its assignees (collectively and individually the "Investors") that are


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                 parties to that certain Securities Purchase Agreement dated as of February 4, 2004 with the Company (the "Securities Purchase Agreement") unless and until such time as Tate or the Investors directly or indirectly become the Beneficial Owners of more than 25.0% of the Common Shares, or Tate or the Investors breach, and the Board of Directors of the Company determines that Tate or the Investors have breached any term or condition of the Securities Purchase Agreement, in which case Tate and the Investors shall cease to be an "Exempted Person".

        3. Effectiveness. This Amendment shall be deemed effective as of February 5, 2004 as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        4. Miscellaneous. This Amendment shall be deemed to be contract made under the laws of the State of Minnesota and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Rights Agreement.

        5. Certification. The undersigned officer of the Company certifies by execution hereof that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

                         DELPHAX TECHNOLOGIES, INC.

                         By:  /s/ Robert M. Barniskis
                           ---------------------------------------------------
                                Name: Robert M. Barniskis
                                      ----------------------------------------
                                Title: Vice President, Chief Financial Officer
                                       ---------------------------------------
                                       and Secretary
                                       -------------

                         WELLS FARGO BANK MINNESOTA, N.A.

                         By:  /s/ Claudine Anderson
                              ------------------------------------------------
                                Name: Claudine Anderson
                                      ----------------------------------------
                                Title: Account Manager
                                       ---------------------------------------





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